Exhibit 99.1

EXE Technologies Reports 2003 First Quarter Results

Dallas, TX, April 24, 2003 — EXE Technologies® Inc. (Nasdaq:EXEE), a leading global supply chain execution solutions provider, today announced financial results for the first quarter ended March 31, 2003.

First quarter 2003 total revenues were approximately $15.4 million, compared to $18.9 million in the fourth quarter of 2002 and $19.6 million in the first quarter of 2002. The decline in total revenues from the fourth quarter of 2002 was primarily due to a $3.3 million reduction in resale equipment sales. Software license revenues were approximately $2.7 million in the first quarter of 2003, compared to $2.6 million in the fourth quarter of 2002 and $4.1 million in the first quarter of 2002. Resale equipment sales were approximately $1.3 million in the 2003 first quarter compared to $4.6 million in the fourth quarter of 2002 and $3.1 million in the first quarter of 2002.

The company reported a net loss of $3.2 million, or $0.49 per share, in the first quarter of 2003 compared to a net loss of $8.1 million, or $1.23 per share, in the fourth quarter of 2002 and $3.3 million, or $0.51 per share, in the first quarter of 2002. Excluding a provision for estimated losses associated with resale equipment sold to a customer of approximately $0.5 million, the net loss would have been $2.7 million, or $0.42 per share. The company sold resale equipment early in the first quarter to a customer who subsequently filed bankruptcy in April, 2003. As a result, the company did not recognize the revenue from the equipment sale and provided an estimated loss for the cost of the equipment. The net loss for the fourth quarter of 2002 included approximately $3.3 million of employee severance and facility closure costs.

The non-GAAP adjusted net loss was $2.4 million, or $0.36 per share, in the first quarter of 2003, compared to $4.2 million or $0.63 per share, and $2.8 million or $0.43 per share, in the fourth quarter and first quarter of 2002, respectively. The non-GAAP adjusted net loss and adjusted net loss per share figures exclude the provision for resale equipment previously discussed as well as amortization of intangibles, warrant and stock compensation expense and, in the 2002 fourth quarter, employee severance and facility closure costs. Management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparison to prior periods and to competitors and other companies. The method the company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. (See Note A following the accompanying financial statements to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results.)

“Despite the challenging global economic environment, we are encouraged that we made significant progress in our business turnaround in the latest quarter,” said Joe Cowan, EXE president and chief executive officer. “Our loss was much lower than we experienced in the fourth quarter of 2002, even though our revenues declined. Our service and maintenance margins grew to 35% in the first quarter of 2003 compared to the 27% we experienced in the fourth quarter of 2002. Additionally, our operating costs (selling and marketing, research and development, and general and administrative) of $9.2 million were reduced 14% from the fourth quarter of 2002.

“Although we are not satisfied with our continued losses, we believe that the strategy we have put in place has positioned the company to return to profitability. Our aggressive cost controls have significantly lowered the company’s breakeven point. We appreciate the continued support of our employees, customers and vendors,” Cowan concluded.

About EXE Technologies, Inc.

EXE Technologies, Inc. (Nasdaq:EXEE) is a leading provider of supply chain execution software solutions that deliver the vital, frontline supply chain intelligence to drive customer execution decisions and processes. EXE’s products and services help customers worldwide reduce inventory and operational costs while increasing customer loyalty and satisfaction. The company provides global service and support from offices located in North America, Europe, the Middle East, Asia, and Australia. For more information about EXE Technologies, Inc., call 214/775-6000 or visit www.exe.com.

EXE Technologies, EXE and EXceed are trademarks, registered trademarks or service marks of EXE Technologies, Inc. in the United States and/or other countries. All other trademarks or service marks contained herein are the properties of their respective owners.

Statements contained in this press release related to EXE that are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. The forward-looking statements contained in this press release include, among other things, statements relating to the company’s ability to return to profitability, to significant progress in our business turnaround and to future financial performance. Any and all of our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, among others, continued weakening of economic conditions; a potential slowdown in, or cancellation of customer purchasing decisions for supply chain execution software; our ability to successfully integrate our new CEO into the company; the potential inability of our sales force to perform to expectations; our ability to control and reduce costs timely or effectively or to realize planned cost savings; our ability to develop new or updated products on a timely basis or to gain market acceptance for such products; our ability to expand our offshore development activities successfully; our ability to continue to expand internationally and into new markets and to extend our relationships with alliance partners; competitive factors and other risks set forth in the annual report on Form 10-K for fiscal 2002. Our actual future results may vary materially.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (1)

	As of
	March 31,	December 31,
	2003	2002

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,128,984	$20,815,464
Marketable securities, short-term	—	16,628,465
Accounts receivable, net of allowance for doubtful accounts and adjustments of approximately $4,309,000 and $4,161,000 at March 31, 2003 and December 31, 2002, respectively	12,300,231	16,904,889
Other receivables and advances	808,840	329,568
Prepaid and other current assets	2,617,372	2,747,074

Total current assets	48,855,427	57,425,460
Property and equipment, net	3,921,110	4,432,882
Goodwill, net	5,265,685	5,265,685
Intangible assets, net	1,333,224	1,499,891
Other assets	914,796	1,745,532

Total assets	$60,290,242	$70,369,450

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,894,262	$9,094,823
Accrued expenses	8,586,975	11,326,722
Accrued payroll and benefits	1,341,460	1,688,815
Deferred revenue	9,223,059	7,885,223
Current portion of long-term debt and capital lease obligations	513,270	521,458

Total current liabilities	24,559,026	30,517,041
Long-term debt and capital lease obligations, net of current portion	288,393	416,598
Long-term accrued expenses, net of current portion	8,204,750	8,888,841
Minority interest	148,570	198,779
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: shares authorized - 20,000,000; none issued or outstanding	—	—
Common stock, voting, $.01 par value:
shares authorized — 150,000,000; shares issued - 6,822,099 and 6,807,813 at March 31, 2003 and December 31, 2002, respectively	68,221	68,078
Additional paid-in capital	178,927,117	178,871,117
Treasury stock, at cost, 156,418 shares of common stock at March 31, 2003 and December 31, 2002, respectively	(3,645,859)	(3,645,859)
Accumulated deficit	(146,641,480)	(143,402,453)
Deferred compensation	(653,838)	(809,338)
Other comprehensive loss	(964,658)	(733,354)

Total stockholders’ equity	27,089,503	30,348,191

Total liabilities and stockholders’ equity	$60,290,242	$70,369,450

(1)	All share and per share amounts have been adjusted to reflect the Company’s one-for-seven reverse stock split which was effective January 2, 2003.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(UNAUDITED)

	Three Months Ended
	March 31,

	2003	2002
Revenue:
Software license	$2,675,803	$4,144,072
Services and maintenance	11,004,110	11,863,633
Resale of software and equipment	1,299,469	3,099,069
Billable expenses	433,686	529,198

Total revenue	15,413,068	19,635,972
Costs and expenses:
Cost of software licenses	299,869	113,076
Cost of services and maintenance	7,104,616	8,175,300
Cost of resale of software and equipment	979,316	2,572,234
Estimated loss on resale equipment sold to company in bankruptcy	456,866	—
Cost of billable expenses	433,686	529,198
Sales and marketing	3,922,684	5,055,103
Research and development	2,562,445	3,053,383
General and administrative	2,723,515	3,177,301
Amortization of intangibles	166,667	281,007
Warrant and stock compensation expense allocated to:
Cost of services and maintenance	69,402	87,946
Sales and marketing	22,400	45,446
Research and development	33,416	45,446
General and administrative	86,140	89,847

Total costs and expenses	18,861,022	23,225,287

Operating loss	(3,447,954)	(3,589,315)

Other income (expense):
Interest income	163,469	330,977
Interest expense	(15,930)	(29,888)
Other	252,545	(53,505)

Total other income	400,084	247,584

Loss before minority interest and taxes	(3,047,870)	(3,341,731)
Minority interest in subsidiary income	50,209	(5,021)

Loss before taxes	(2,997,661)	(3,346,752)
Income tax	241,366	—

Net loss	$(3,239,027)	$(3,346,752)

Net loss per common share — basic and diluted	$(0.49)	$(0.51)

Weighted average number of common shares outstanding — basic and diluted	6,659,014	6,559,241

(1)	All share and per share amounts have been adjusted to reflect the Company’s one-for-seven reverse stock split which was effective January 2, 2003.

Note A.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(UNAUDITED)

	Three Months Ended
	March 31,		December 31,

	2003	2002	2002
Calculation of adjusted net income (loss):
Net loss	$(3,239,027)	$(3,346,752)	$(8,121,353)
Add back:
Estimated loss on resale equipment sold to company in bankruptcy	456,866	—	—
Amortization of intangibles	166,667	281,007	363,627
Warrant and stock compensation expense	211,358	268,685	303,350
Employee severance and other facility closure costs	—	—	3,250,000

Adjusted net income (loss)	$(2,404,136)	$(2,797,060)	$(4,204,376)

Adjusted net income (loss) per share	$(0.36)	$(0.43)	$(0.63)

(1)	All share and per share amounts have been adjusted to reflect the Company’s one-for-seven reverse stock split which was effective January 2, 2003.

CONTACT: EXE Technologies, Inc., Dallas Mr. Ken Vines, 214/775-6000

SOURCE: EXE Technologies, Inc.